Exhibit 99.1

Solaris Oilfield Infrastructure Names Laurie Argo to Board of Directors

HOUSTON, March 21, 2022 (BUSINESS WIRE) - Solaris Oilfield Infrastructure, Inc. (NYSE:SOI) (“Solaris” or the “Company”) announced today that Ms. Laurie Argo has been named to the Company’s Board of Directors (the “Board”), effective March 16, 2022. Ms. Argo will also serve as an independent member of Solaris’ Audit Committee. With the addition of Ms. Argo, the Board is now composed of 9 members, including 7 independent directors.

“We are pleased to welcome Laurie to our Board and look forward to the unique perspective she will bring,” said Bill Zartler, Solaris Chairman and Chief Executive Officer. “Laurie has over 25 years of experience and leadership in the energy industry and will provide invaluable insight to Solaris as we continue to grow and develop innovative solutions that drive value for our customers and shareholders.”

About Laurie Argo

Ms. Argo currently serves as member of the Audit Committee of Rattler Midstream LP’s (NASDAQ:RTLR) Board of Directors, a role she has held since 2019. She was also a member of the Audit Committee and Remuneration Committee of EVRAZ plc’s (LSE: EVR.L) Board of Directors from 2018 to 2021.

Ms. Argo served as Senior Vice President of Crude Oil, Refined Products and Unregulated NGL Assets for Enterprise Products Holdings LLC, the general partner of Enterprise Products Partners L.P. (NYSE:EPD) (“Enterprise Products Group”) for two years. Prior to becoming Senior Vice President, she served as Chief Executive Officer of Oiltanking Partners LP, a wholly-owned subsidiary of the Enterprise Products Group. From 2005 until January 2014, Ms. Argo held various leadership positions for the Enterprise Products Group’s NGL and Natural Gas Processing businesses and has over 25 years of experience in the energy industry.

About Solaris Oilfield Infrastructure, Inc.

Solaris Oilfield Infrastructure, Inc. (NYSE:SOI) provides mobile equipment that drives supply chain and execution efficiencies in the completion of oil and natural gas wells. Solaris’ patented equipment and services are deployed in many of the most active oil and natural gas basins in the United States. Additional information is available on our website, www.solarisoilfield.com.

Contacts:

Yvonne Fletcher

Senior Vice President, Finance and Investor Relations

(281) 501-3070

IR@solarisoilfield.com

Solaris Oilfield Infrastructure, Inc.